Exhibit 99.1

For Immediate Release

First Hawaiian, Inc. CFO to Leave the Company in January 2022

HONOLULU, Hawaii December 17, 2021 (Globe Newswire)– First Hawaiian, Inc. (NASDAQ: FHB), the parent company of First Hawaiian Bank announced today that Ravi Mallela, Executive Vice President and Chief Financial Officer of First Hawaiian, Inc. and First Hawaiian Bank, has resigned for personal reasons, effective at the close of business on January 7, 2022.  Effective January 8th, Ralph Mesick, Vice Chairman and Chief Risk Officer, will serve as interim CFO as the company conducts a search for a permanent replacement.

“Ravi has been a key member of our management team over the last three years,” said Bob Harrison, chairman, president, and CEO.  “We would like to thank Ravi for his contributions and wish him well.”

“It has been a privilege to work at such a fine and storied institution as First Hawaiian Bank,” said First Hawaiian CFO, Ravi Mallela.  “I will always cherish the relationships I have developed at the bank and in this special community.”

First Hawaiian, Inc.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii.  Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Investor Relations Contact: Kevin Haseyama, CFA (808) 525-6268 khaseyama@fhb.com	Media Contact: Susan Kam (808) 525-6254 skam@fhb.com